Exhibit 2 (d)

	Description of Securities Disclosure	Incorporated by Reference From the Section of the 20-F for the year ended 2018 Indicated Below
1.	Preemptive Rights	Item 10.B - Preemptive Rights and Accretion Rights

2.	Type and Class of Securities	Item 10.B - Rights, Preferences and Restrictions of Each Class of Common Shares

3.	Limitations or Qualifications	Item 10.B - Rights, Preferences and Restrictions of Each Class of Common Shares

4.	Other Rights	Not applicable

5.	Rights of the Shares	10.B - Rights, Preferences and Restrictions of Each Class of Common Shares

6.	Requirements for amendments	Item 10.B - Meetings of Shareholders and Voting Right

7.	Limitations on the rights to own securities	Item 10.B - Registration Requirements of Foreign Companies that Hold Class B Shares Directly

8.	Dispositions that may affect any change of control	Item 10.B - Tender Offer Regime

9.	Ownership threshold	Item 10.B - Tender Offer Regime

10.	Differences between law of different jurisdictions	Item 10.B - Corporate Governance

11.	Changes in the capital	Item 10.B - Corporate Governance

12.	Debt Securities	Not applicable

13.	Warrants and Rights	Not applicable

14.	Other Securities	Not applicable

15.	Name of the Depositary	Item 12.D - American Depositary Shares

16.	American Depositary Shares	Item 12.D - American Depositary Shares